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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                         LA JOLLA PHARMACEUTICAL COMPANY
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                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
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                         (Title of Class of Securities)

                                    503459109
                            -------------------------
                                 (CUSIP Number)

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              (Date of Event Which Requires Filing This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)

      [X] Rule 13d-1(c)

      [ ] Rule 13d-1(d)

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CUSIP No.    503459109

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         1.    Names of Reporting Persons.

               I.R.S. Identification Nos. of above persons (entities only).

               BB BIOTECH AG

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         2.    Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)

               (b)

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         3.    SEC  Use Only

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         4.    Citizenship or Place of Organization
                        Switzerland

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Number of            5.   Sole Voting Power
Shares Bene-
ficially by                         -0-
Owned by Each
Reporting            ----------------------------------------------------------
Person With:
                     6.   Shared Voting Power

                                    2,001,000

                     ----------------------------------------------------------

                     7.   Sole Dispositive Power

                                    -0-

                     ----------------------------------------------------------

                     8.   Shared Dispositive Power

                                    2,001,000

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         9.    Aggregate Amount Beneficially Owned by Each Reporting Person

                           2,001,000

        10.    Check if the Aggregate Amount in Row (11) Excludes Certain shares

        11.    Percent of Class Represented by amount in Row (11)

                           9.95%

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        12. Type of Reporting Person (See Instructions)    HC, CO

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CUSIP No.  503459109

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         1.    Names of Reporting Persons.

               I.R.S. Identification Nos. of above persons (entities only).

                BIOTECH TARGET S.A.

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         2.    Check the Appropriate Box if a Member of a Group
               (a)
               (b)

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         3.    SEC  Use Only

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         4.    Citizenship or Place of Organization

                       PANAMA

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Number of            5.   Sole Voting Power
Shares Bene-
ficially by                         -0-
Owned by Each
Reporting            ----------------------------------------------------------
Person With:
                     6.   Shared Voting Power

                                    2,001,000

                     ----------------------------------------------------------

                     7.   Sole Dispositive Power

                                    -0-

                     ----------------------------------------------------------

                     8.   Shared Dispositive Power

                                    2,001,000

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         9.    Aggregate Amount Beneficially Owned by Each Reporting Person

                           2,001,000

        10.    Check if the Aggregate Amount in Row (11) Excludes Certain shares

        11.    Percent of Class Represented by amount in Row (11)

                           9.95%

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        12.    Type of Reporting Person

                            CO

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CUSIP No.    503459109

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ITEM 1.

     (a) Name of Issuer

               La Jolla Pharmaceutical Company

     (b) Address of Issuer's Principal Executive Offices
               6455 Nancy Ridge Drive

               San Diego, CA   92121

ITEM 2.

     (a) Name of Person Filing
               BB Biotech AG ("BB Biotech")
               Biotech Target S.A.  ("Biotech Target")

     (b) Address of Principal Business Office or, if none, Residence
               BB Biotech                              Biotech Target
               Vordergasse 3                           Swiss Bank Tower
               8200 Schaffhausen                       Panama 1
               CH/Switzerland                          Republic of Panama

     (c) Citizenship

               See Item No. 4 of cover pages.

     (d) Title of Class of Securities
               Common Stock, Par Value $. 01 Per Share

     (e) CUSIP Number
                 503459109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)   [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

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CUSIP No.    503459109

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     (d)   [ ] Investment company registered under section 8 of the Investment
               Company Act of 1940 (15 U.S.C. 80a-8).

     (e)   [ ] An investment adviser in accordance with Section
               240.13d-1(b)(1)(ii)(E);

     (f)   [ ] An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F);

     (g)   [ ] A parent holding company or control person in accordance with
               Section 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)   [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:
               2,001,000

     (b) Percent of class:
               9.95%

     (c) Number of shares as to which the person has:

               (i)    Sole power to vote or to direct the vote
                           -0-

               (ii)   Shared power to vote or to direct the vote
                           2,001,000

               (iii)  Sole power to dispose or to direct the disposition of
                           -0-

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CUSIP No.    503459109

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               (iv)        Shared power to dispose or to direct the disposition
                           of 2,001,000

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     This statement is filed jointly by BB Biotech and Biotech Target. Biotech Target is a wholly-owned subsidiary of BB

Biotech.

 ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable.

ITEM 9.

     Not applicable.

ITEM 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No.    503459109

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                                   SIGNATURES

     After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  BB BIOTECH AG

Date: February 14, 2000                  By:    /s/ N. FREY
                                                ----------------------
                                         Name:  N. Frey
                                                -----------------------


Date: February 14, 2000                  By:    /s/ D. RACNJAK
                                                -----------------------
                                         Name:  D. Racnjak
                                                -----------------------

                                                -----------------------


                              BIOTECH TARGET, S.A.

Date: February 14, 2000                  By:    /s/ N. FREY
                                                -----------------------
                                         Name:  N. Frey
                                                -----------------------

                                                -----------------------


Date: February 14, 2000                  By:    /s/ D. RACNJAK
                                                ----------------------
                                         Name:  D. Racnjak
                                                ----------------------

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CUSIP No.    503459109

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                                  EXHIBIT INDEX

Exhibit 1: Agreement by and between BB Biotech and Biotech Target with respect to the filing of this disclosure statement.*

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* Previously filed.














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